UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

Family Dollar Stores, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-6087	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders
At the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the “Company”) held on January 17, 2013, stockholders voted:
(1) To elect to our Board of Directors the eleven nominees named in the Proxy Statement for the Annual Meeting as follows:

Nominee	Shares Voting For	Shares Withholding Vote
Mark R. Bernstein	91,213,269	2,456,117
Pamela L. Davies	91,895,537	1,773,849
Sharon Allred Decker	91,425,761	2,243,625
Edward C. Dolby	91,903,418	1,765,968
Glenn A. Eisenberg	93,231,027	438,359
Edward P. Garden	93,503,991	165,395
Howard R. Levine	87,895,293	5,774,093
George R. Mahoney, Jr.	91,316,435	2,352,951
James G. Martin	92,803,550	865,836
Harvey Morgan	93,541,156	128,230
Dale C. Pond	91,926,849	1,742,537

There were no abstentions and 7,860,152 broker non-votes with respect to the election to the Board of Directors.

(2) To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the attached Proxy Statement, with 90,544,390 shares voted for, 2,851,212 shares voted against, and 273,784 shares abstaining. There were 7,860,152 broker non-votes with respect to the approval of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers.

(3) To vote on a proposal to approve the Family Dollar Stores, Inc. Employee Stock Purchase Plan as described in the Company’s Proxy Statement, with 93,092,651 shares voted for, 442,407 shares voted against, and 134,328 shares abstaining. There were 7,860,152 broker non-votes with respect to the approval of the Family Dollar Stores, Inc. Employee Stock Purchase Plan.

(4) To ratify the action of our Audit Committee of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent registered public accountants of the Company and its subsidiaries for fiscal 2013, with 100,700,725 shares voted for, 480,902 shares voted against, and 347,911 shares abstaining. There were no broker non-votes with respect to the appointment of PricewaterhouseCoopers LLP.

(5) To vote on a stockholder proposal to urge the Company to amend its Business Partner Code of Conduct, with 4,781,793 shares voted for, 78,894,369 shares voted against, and 9,993,224 shares abstaining. There were 7,860,152 broker non-votes with respect to the stockholder proposal.

Item 8.01. Other Events.

On January 17, 2013, the Company’s Board of Directors decided to increase the amount of the regular quarterly dividend payment to $0.26 per share, an increase of 23.8% from the preceding quarterly cash dividend of $0.21 per share. The increase will be effective with the declaration of the next quarterly dividend.

In addition, on January 17, 2013, the Company’s Board of Directors authorized the Company to purchase an additional $300 million of its common stock through its existing share-repurchase program. The Company intends to fund these repurchases through cash from operations. The share-repurchase program does not have an expiration date, and share repurchases may be effected through trading plans, open-market repurchases, privately negotiated transactions, accelerated share-repurchase transactions, and/or other transactions. The timing and amount of repurchase transactions under this program will depend upon market conditions, corporate considerations and regulatory requirements. This new authorization is in addition to the Company’s current share-repurchase authorization. Prior to the new authorization, the Company had existing authorization to repurchase approximately $94 million of its common stock.

A copy of the news release issued by the Company announcing the increase in the quarterly cash dividend and the additional share repurchase authorization is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99 – News Release dated January 17, 2013, regarding the Company’s increase in the quarterly cash dividend and additional share repurchase authorization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: January 23, 2013	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President-General Counsel and Secretary